Exhibit 23.1

KPMG LLP
Suite 1100
1000 Walnut Street
Kansas City, MO 64106-2162

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-264002, 333-270484, 333-278511, 333-280819 and 333-288964 on Form S-8; 333-269104, 333-280818 and 333-292680 on Form S-3; 333-259408, 333-271455, 333-273405, 333-276502, 333-279515, 333-281628, 333-282358 and 333-288877 on Form S-1) of our report dated March 18, 2026, with respect to the consolidated financial statements of Cingulate Inc.

Kansas City, Missouri

March 18, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.